Exhibit 99.1

Kris Peterson to Join Paratek Board of Directors

BOSTON, March 3, 2016 -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK) today announced that Kris Peterson has been elected to the company’s board of directors. Ms. Peterson has more than 30 years of experience in the pharmaceutical industry, including her most recent role as chief executive officer of Valeritas, Inc. and previously served as Company Group Chair for Johnson & Johnson’s Biotech Sector. Paratek is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry.

“Paratek is entering an exciting time in the clinical development of it’s lead compound omadacycline. I have been very impressed with the quality of the management team as well as the progress the company has made developing much needed new antibiotics,” said Ms. Peterson. “Omadacycline has significant potential as a treatment for serious community acquired infections, and I look forward to working with the Paratek team and the Board to contribute to the success of this product and the company.”

Paratek Chairman and CEO Michael Bigham noted: “Kris’s experience in successfully developing and commercializing new medicines will contribute valuable insight as we progress omadacycline toward commercialization. Importantly, her experience successfully leading companies from development stage through to full commercialization will be an important asset. We are honored and privileged to have her join our Board.”

With more than 30 years of industry experience, Ms. Peterson joins the Paratek board of directors with a strong background in pharmaceutical industry leadership and market development. In her previous role at Valeritas, Inc., she evolved the organization from an early stage company to a fully commercial operation, following the US and EU approvals of its drug-device in type-2 diabetes. Prior to Valeritas, she was Company Group Chair for Johnson & Johnson’s Biotech Sector where she was responsible for research, development, manufacturing, and commercialization of oncology, immunology, and other biotechnology therapeutics for Johnson & Johnson. During her tenure at Johnson & Johnson, she also held the position of Executive Vice President, Global Marketing, Pharmaceuticals, where her responsibilities included developing and executing global launch plans for internal medicine, metabolics, CNS, oncology, antibiotics, virology, anemia, and pain franchises. Ms. Peterson also held senior leadership positions at Biovail Corporation and Bristol Myers Squibb, where she held assignments of increasing responsibility in marketing, sales, and general management. Ms. Peterson sits on several corporate and association boards.

About Paratek

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. Paratek initiated a Phase 3 registration study in ABSSSI in June 2015 to determine the efficacy and safety of omadacycline compared to linezolid. Top-line data from this study is expected to be available in mid-2016.  A Phase 3 registration study for CABP with omadacycline was initiated in November 2015.

Omadacycline is a new once-daily oral and IV, well-tolerated broad-spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections, community acquired bacterial pneumonia, urinary tract infections (UTI), and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is designed to be a well-tolerated, once daily, oral, narrow spectrum antibiotic with anti-inflammatory properties for the potential treatment of acne and rosacea in the community setting. Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights. Two identical Phase 3 registration studies were initiated by Allergan in December 2014 for sarecycline for the treatment of moderate to severe acne vulgaris.

For more information, visit www.paratekpharma.com.

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